                                                                      Exhibit 11

MapInfo Corporation and  Subsidiaries
Exhibit 11 Statement Regarding Computation of Per  Share Earnings
(in thousands, except per share data)
(unaudited)


                                                                              Three Months        Nine Months
                                                                             Ended June 30,      Ended June 30,
                                                                           -----------------  ---------------------
                                                                             1997     1996     1997          1996
                                                                           -------   -------  -------      --------
PRIMARY
     Average shares outstanding                                              5,847     5,702    5,803         5,672
     Net effect of dilutive stock options - based on the
       treasury stock method using average market price                         81       171       --*          194
                                                                           -------   -------  -------      --------
          Total                                                              5,928     5,873    5,803         5,866
                                                                           =======   =======  =======      ========
     Net income (loss)                                                      $  167    $  103   $ (644)       $  388
                                                                           =======   =======  =======      ========
     Earnings (loss) per share                                              $ 0.03    $ 0.02   $(0.11)       $ 0.07
                                                                           =======   =======  =======      ========

FULLY DILUTED
     Average shares outstanding                                              5,847     5,702    5,803         5,672
     Net effect of dilutive stock options - based on the
       treasury stock method using the year-end market
       price, if higher than the average market price                           81       171       --*          194
                                                                           -------   -------  -------      --------
          Total                                                              5,928     5,873    5,803         5,866
                                                                           =======   =======  =======      ========
     Net income (loss)                                                      $  167    $  103   $ (644)       $  388
                                                                           =======   =======  =======      ========
     Earnings (loss) per share                                              $ 0.03    $ 0.02   $(0.11)       $ 0.07
                                                                           =======   =======  =======      ========

* Due to the net loss for the nine months ended June 30, 1997 stock options are anti-dilutive and therefore have been excluded from the above calculation.

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